EXHIBIT 21 Subsidiaries of the Registrant:

The following are the subsidiaries of the Registrant:

1.

Bar Harbor Bank & Trust, a first tier wholly owned financial institution organized under the laws of the State of Maine; and

2.

Bar Harbor Trust Services, a second tier non-depository trust company organized under the laws of the State of Maine; and

3.

NHTB Capital Trust II, a subsidiary of Bar Harbor Bankshares and statutory trust, organized under the laws of Connecticut; and

4.

NHTB Capital Trust III, a subsidiary of Bar Harbor Bankshares and statutory trust, organized under the laws of Connecticut; and

5.

Lake Sunapee Financial Services Corp., a subsidiary of Bar Harbor Bank & Trust, organized under the laws of New Hampshire; and

6.

McCrillis & Eldredge Insurance, Inc., organized under the laws of New Hampshire; and

7.

Charter Holding Corp., a subsidiary of the Bar Harbor Bank & Trust, organized under the laws of New Hampshire; and

8.

Charter Trust Company., a subsidiary of the Charter Holding Company, organized under the laws of New Hampshire; and

9.

Charter New England Agency, a subsidiary of Charter Holding Company, organized under the laws of New Hampshire.